Exhibit 10.2

         Change of Control Agreement       EXECUTIVE:  STEVEN B. SOLOMON

                         CITADEL SECURITY SOFTWARE INC.
                           CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this "AGREEMENT") is made between Citadel Security Software Inc., a Delaware corporation (the "COMPANY"), and the "EXECUTIVE" identified above. Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the date written on the signature page ("EFFECTIVE DATE").

This Agreement is in addition to and does not diminish the rights and benefits afforded the Executive under: (i) the Employment Agreement between the Executive and the Company, dated as of January 1, 2002, as amended by Amendment No. 1 to Employment Agreement, dated as of October 1, 2003 (as amended, the "EMPLOYMENT AGREEMENT"); (ii) any stock or stock option agreement(s), if any ("STOCK AGREEMENT(S)"); and (iii) any incentive bonus, benefits or other agreements, if any ("OTHER AGREEMENTS"), all as amended, whether currently existing or entered into at a future date between the Executive and the Company. In the case of any inconsistencies or conflict between those agreements and this Agreement, the terms of this Agreement shall govern.

1.     BACKGROUND.

1.1 The Executive currently holds a senior executive position with the Company. As a result, the Executive has significant responsibility for the Company's management, profitability and growth. Likewise, the Executive possesses (and is expected to acquire) an intimate knowledge of the Company's business and affairs, including its policies, plans, methods, personnel, and opportunities.

1.2 The Company considers the continued employment of the Executive to be in the best interests of the Company and its shareholders. The Company desires to assure itself of the Executive's continued services on an objective and impartial basis without distraction or conflict of interest in the event of any efforts to effect a change of ownership or control of the Company.

1.3 The Executive is willing to remain in the employ of the Company upon the understanding that it will provide him with certain income security in the event of a change in control of the Company, upon the terms and conditions provided herein.

2. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below. Other defined terms have the meanings set forth in the provisions of this Agreement in which they are used or in the Employment Agreement.

2.1 ACCOUNTING FIRM means the independent certified public accountants selected by the Company, or another accounting firm designated by such auditors and reasonably acceptable to the Executive; provided, however, in no event shall such independent certified public accountants be acting as auditors for the Company.

2.2 ACQUISITION REPORT means a report filed by or on behalf of a stockholder or group of stockholders on Schedule 13D or Schedule 14D-1 or any successor schedule, form or report under the Exchange Act.


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2.3    BASE SALARY has the meaning set forth in the Employment Agreement.

2.4 BENEFICIAL OWNER means a Person who is a beneficial owner (as defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
Act), directly or indirectly, of Voting Stock, or rights to acquire Voting Stock, or of securities convertible into Voting Stock, as applicable. If a Person owns rights to acquire Voting Stock, that Person's beneficial ownership shall be determined pursuant to paragraph (d) of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act.

2.5 CAUSE or "for Cause" or "for cause" has the meaning set forth in the Employment Agreement.

2.6 A CHANGE OF CONTROL shall be deemed to have occurred if any of the following events occurs after the Effective Date:

     (a) An Acquisition Report is filed with the Commission disclosing that any Person is the Beneficial Owner of 20 percent or more of the outstanding Voting Stock. The previous sentence shall not apply if (1) such Person is (A) the Company, one of its subsidiaries, or any employee benefit plan sponsored by either, or (B) Steven B. Solomon, or (2) the transaction or transactions that are the subject of such Acquisition Report were approved by a vote of at least two-thirds of the directors of the Company who were directors of the Company immediately prior to the first such transaction.

     (b) Any Person purchases securities pursuant to a tender offer or exchange offer to acquire any Voting Stock (or any securities convertible into Voting Stock) and, immediately after consummation of that purchase, that Person is the Beneficial Owner of 20 percent or more of the outstanding Voting Stock. The previous sentence shall not apply if (1) such Person is (A) the Company, one of its subsidiaries, or any employee benefit plan sponsored by either, or (B) Steven B. Solomon, or (2) such purchase was approved by a vote of at least two-thirds of the directors of the Company who were of the Company immediately prior to such purchase.

     (c) The consummation of a Merger Transaction if (a) the Company is not the surviving entity or (b) as a result of the Merger Transaction, 50 percent or less of the combined voting power of the then-outstanding securities of the other party to the Merger Transaction, immediately after the Change of Control Date, are held in the aggregate by the holders of Voting Stock immediately prior to the Change of Control Date.

     (d)    The consummation of a Sale Transaction.

     (e) The consummation of a transaction, immediately after which any Person would be the Beneficial Owner, directly or indirectly, of more than 50 percent of the outstanding Voting Stock.

     (f) The stockholders of the Company approve the dissolution of the Company.

     (g) During any period of 12 consecutive months, the individuals who at the beginning of that period constituted the Board of Directors shall cease to constitute a majority of the Board of Directors. The previous sentence will not apply if the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

2.7 CHANGE OF CONTROL DATE means the date of an event constituting a Change of Control. In the case of a Merger Transaction or a Sale Transaction constituting a Change of Control, the Change of Control Date shall be the effective date of such transaction.


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2.8    CODE means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

2.9 COMMISSION means the Securities and Exchange Commission or any successor agency.

2.10 CONSTRUCTIVE TERMINATION has the meaning set forth in the Employment Agreement.

2.11 DAY, in upper or lower case, means a calendar day unless otherwise specified.

2.12 EMPLOYMENT AGREEMENT has the meaning set forth in the preamble of this Agreement.

2.13 EXCHANGE ACT means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.14   EXCISE TAX - see Section 4.

2.15   EXCISE TAX APPLICABILITY DETERMINATION -- see Section 4.1.

2.16   GROSS-UP PAYMENT - see Section 4.

2.17   GROSS-UP UNDERPAYMENT - see Section 4.

2.18 IN CONNECTION WITH a Change of Control, when used in relation to a specified event, means that the event occurs during the period beginning 30 days prior to the execution by the Company of one or more agreements to engage in one or more transactions which, in the aggregate, constitute a Change of Control and ending on the date twelve (12) months after the Change of Control Date.

2.19 MERGER TRANSACTION means a merger, consolidation or reorganization of the Company with or into any other person or entity.

2.20   OVERPAYMENT - see Section 4.

2.21   PAYMENT - see Section 4.

2.22 PERSON means a person within the meaning of Section 13(d) or Section 14(d)(2) or any successor rule or regulation promulgated under the Exchange Act.

2.23   REDUCED AMOUNT - see Section 4.

2.24 SALE TRANSACTION means a sale, lease, exchange or other transfer of all or substantially all the assets of the Company and its consolidated subsidiaries to any other person.

2.25   SPECIAL SEVERANCE BENEFITS - see Section 3.2.

2.26   SPECIAL SEVERANCE PAYMENT - see Section 3.2.

2.27   UNDERPAYMENT - see Section 4.

2.28 VOTING STOCK means shares of capital stock of the Company the holders of which are entitled to vote for the election of directors, but excluding shares entitled to so vote only upon the occurrence of a contingency unless that contingency shall have occurred.


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3.     ACTIONS UPON CHANGE OF CONTROL. This Section 3 shall apply if a Change of
Control occurs.

3.1 Vesting of Stock Options / Stock Awards. Effective upon the Change of Control Date, all unvested portions of the Executive's stock options, restricted stock or other awards made or granted to the Executive under any Stock Agreement shall automatically, immediately, and fully vest.

3.2    Special Severance Benefits.

     (a) If, during the specific time periods listed in subparagraph (b), the Employment is terminated by any of the specific events listed there, then the Executive will be entitled to the following benefits ("SPECIAL SEVERANCE BENEFITS"):

          (1) all benefits, if any, that would be provided under the Employment Agreement in the event of a termination of the Employment without Cause by the Company, with any Severance Payment required by the Employment Agreement being paid as provided in subparagraph (c) below instead of as provided in the Employment Agreement;

          (2) a special severance payment ("SPECIAL SEVERANCE PAYMENT") equal to three times the Executive's annual Base Salary;

          (3) the insurance-related benefits required by the Employment Agreement, if any, to be provided by the Company in the event of a termination without Cause, for an additional one (1) year after the end of the time that such benefits are required to be provided under the Employment Agreement; and

          (4) from and after the Termination Date until 5 pm Dallas time on the date eighteen (18) months after the Termination Date, the Executive will be entitled to exercise any vested, unexpired, and previously-unexercised options to purchase the Company's stock.

     (b) The specific termination events and time periods in which the Executive will be entitled to the Special Severance Benefits upon a Change of Control are as follows:

          (1) the Executive's Employment is terminated by the Company, for any reason other than Cause, In Connection With a Change of Control;

          (2) the Executive Resigns as a result of a Constructive Termination at any time during the period beginning on the Change of Control Date and ending at 5 pm Dallas time on the date six (6) months after the Change of Control Date;

          (3) the Executive resigns for any reason, with or without the occurrence of an event that constitutes a Constructive Termination, at any time during the period beginning on the date six (6) months after the Change of Control Date and ending at 5 pm Dallas time on the date twelve (12) months after the Change of Control Date; or

          (4) the Executive dies, while still employed by the Company, at any time during the period beginning on the Change of Control Date and ending at 5 pm Dallas time on the date twelve (12) months after the Change of Control Date.

     (c) The Special Severance Payment and the Severance Payment required by the Employment Agreement, if any, shall be made to the Executive, in cash or immediately-available funds, in a lump sum


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within 30 days following the Termination Date, notwithstanding the provisions of the Employment Agreement for payment of the Severance Payment in installments.

     (d) Payments pursuant to this Agreement shall not be deemed to constitute continued employment beyond the Termination Date.

     (e) As a condition to providing the Executive with the Special Severance Benefits, the Company, in its sole discretion, may require the Executive to first execute a release in the form prescribed by the Employment Agreement.

4. CERTAIN ADDITIONAL PAYMENTS OR REDUCTIONS BY THE COMPANY. The provisions of this Section 4 shall apply, anything in this Agreement to the contrary notwithstanding, in the event that a determination is made (an "EXCISE TAX APPLICABILITY DETERMINATION") that any payment or distribution by the Company to or for the benefit of the Executive (or portion thereof), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "PAYMENT"), would be (i) subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX") and/or (ii) nondeductible to the Company.

4.1 Determination of Excise Tax Applicability. Subject to the provisions of this Section 4, all determinations required to be made hereunder, including whether a Gross-Up Payment (as defined below) is required and the amount of such Gross-Up Payment, shall be made by the Accounting Firm, at the sole expense of the Company. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive for purposes of this Section 4.

4.2 If Employment Has Lasted Six Months or More: If (i) the Accounting Firm makes an Excise Tax Applicability Determination, and (ii) the Termination Date occurs six (6) months or more after the stating date of the Employment, then:

     (a) The Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) As a result of possible uncertainty in the application of the relevant provisions of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made (a "GROSS-UP UNDERPAYMENT"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

4.3 If Employment Has Lasted Less Than Six Months: If (i) the Accounting Firm makes an Excise Tax Applicability Determination, and (ii) the Termination Date occurs less than six (6) months after the stating date of the Employment, then
(iii) the aggregate present value of all Payments shall be reduced to an amount expressed in present value which maximizes the aggregate present value of the Payments without causing


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either (x) an Excise Tax to be due on any Payment or portion thereof, or  (y)
any Payment or portion thereof to be nondeductible to the Company.

     (a) The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section
4.3. If, however, the Executive does not make such determination within ten business days of the receipt of supporting calculations made by the Accounting Firm pursuant to Section 4.1, then the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 4.3 and shall notify the Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive hereunder.

     (b) As a result of possible uncertainty in the application of the relevant provisions of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("OVERPAYMENT") or that additional Payments which will not have been made by the Company could have been made ("UNDERPAYMENT"), in each case, consistent with the calculations required to be made hereunder.

          (1) (A) In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, then any such Overpayment shall be treated for all purposes as a loan ab initio to the Executive unless prohibited by the Sarbanes-Oxley Act or other applicable law or regulation, in which case it shall be treated as an inadvertent advance. The Executive shall repay such loan or advance to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code. (B) No such loan or advance shall be deemed to have been made, however, and no amount shall be payable by the Executive to the Company, if and to the extent that such deemed loan and payment would not either (i) reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code, or (ii) generate a refund of such taxes.

          (2) If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, then any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

4.4 If a Change of Control occurs, the Executive shall be entitled to receive an additional payment (an "OPTION EXERCISE GROSS-UP PAYMENT") in an amount equal to the taxes owed by Executive in connection with any exercise of Executive's options, with a gross-up payment such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax or similar taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax or such similar taxes imposed upon the Payments.

5. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment which is payable by the Company to the Executive hereunder. Any remuneration received by the Executive from a third party following termination of the Employment shall not apply to reduce the Company's obligations to make payments hereunder.

6. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement. By way of example and not of limitation, any breach of the Company's obligations in the previous sentence shall constitute a material breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and


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any successors or assigns to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.     EFFECT OF AGREEMENT ON OTHER RIGHTS.

7.1 This Agreement shall not diminish other rights which the Executive (or his estate, survivors or heirs) may have under any other agreement, contract, employee benefit plan or policy of the Company except as expressly provided in this Agreement.

7.2 Nothing in this Agreement shall be deemed (i) to constitute an employment contract, express or implied, nor (ii) to impose any obligation on the Company or any affiliate thereof to employ the Executive at all or on any particular terms, nor (iv) to impose any obligation on the Executive to work for the Company or any affiliate thereof, nor (v) to limit the right of the Company to terminate the Executive's employment for any reason, with or without cause, nor
(vi) to limit the Executive's right to resign from Employment.

8. ARBITRATION. Any dispute arising out of or relating to this Agreement or its validity, enforceability, or breach will be arbitrated in accordance with the arbitration provisions of the Employment Agreement.

9.     OTHER PROVISIONS.

9.1 This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) the Executive and the Executive's heirs and legal representatives.

9.2 All notices and statements with respect to this Agreement shall be made or delivered as set forth in the Employment Agreement.

9.3 If the Executive Resigns due to a Constructive Termination because of (i) the Company's failure to pay the Executive on a timely basis the amounts to which he is entitled under this Agreement or (ii) any other breach of this Agreement by Company, then the Company shall pay all amounts and damages to which the Executive may be entitled as a result of such failure or breach, including interest thereon at the maximum non-usurious rate and all reasonable legal fees and expenses and other costs incurred by the Executive to enforce the Executive's rights hereunder.

9.4 This Agreement sets forth the entire present agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

9.5 Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

9.6 If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

9.7 This Agreement will be governed and interpreted under the laws of the United States of America and of the State of Texas law as applied to contracts made and carried out in entirely Texas by residents of that State.


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9.8    No failure on the part of any party to enforce any provisions of this
Agreement will act as a waiver of the right to enforce that provision.

9.9 Termination of the Employment, with or without Cause, will not affect the continued enforceability of this Agreement.

9.10 Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

9.11 This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement manually signed by one party and transmitted to the other party by FAX or in image form via email shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

THIS AGREEMENT CONTAINS PROVISIONS REQUIRING BINDING ARBITRATION OF DISPUTES, WHICH HAVE THE EFFECT OF WAIVING EACH PARTY'S RIGHT TO A JURY TRIAL. By signing this Agreement, the Executive acknowledges that the Executive (1) has read and understood the entire Agreement; (2) has received a copy of it (3) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (4) agrees to be bound by it.

Executed to be effective as of December __, 2005 (the "EFFECTIVE DATE").

CITADEL SECURITY SOFTWARE INC.               EXECUTIVE:

BY: ___________________________              __________________________
NAME: _________________________              Steven B. Solomon
TITLE: _______________________


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